Exhibit 99.1

LIPOCiNE ANNOUNCES FDA AFFIRMATION of class 1 NDA RESUBMISSION FOR TLANDO®

SALT LAKE CITY, September 28, 2021 — Lipocine Inc. (Nasdaq: LPCN), a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders, today announced the U.S. Food and Drug Administration (“FDA”) has affirmed the resubmission of its New Drug Application (“NDA”) for TLANDO®, its oral testosterone product, will be a Class 1 resubmission. A Class 1 NDA resubmission includes a two-month FDA review goal period. The FDA granted tentative approval to TLANDO in adult males indicated for conditions associated with a deficiency or absence of endogenous testosterone: primary hypogonadism (congenital or acquired) and hypogonadotropic hypogonadism (congenital or acquired) in December 2020. In granting tentative approval, the FDA concluded that TLANDO met required quality, safety and efficacy standards necessary for approval, but the product was not granted final approval and is not eligible for final approval and marketing in the U.S. until the expiration of the FDA’s Orange Book listed exclusivity period previously granted to Clarus Therapeutics, Inc. with respect to Jatenzo®, which expires on March 27, 2022. Resubmission of the NDA is a necessary requirement to receive final approval from the FDA and is expected to occur on January 28, 2022, based on the FDA’s Class 1 affirmation.

“We are pleased that the FDA has affirmed the resubmission of the NDA for TLANDO will be a Class 1 resubmission,” said Dr. Mahesh Patel, Chairman, President, and Chief Executive Officer of Lipocine. “We believe that TLANDO represents a differentiated testosterone replacement therapy for treating hypogonadism in men. It has the potential to both improve patient compliance and overcome inadvertent testosterone transference and pulmonary oil micro-embolism risks, effects often associated with existing non-oral treatments.”

About Lipocine

Lipocine Inc. is a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders using its proprietary drug delivery technologies. Lipocine’s clinical development pipeline includes: TLANDO, LPCN 1144, TLANDO XR, LPCN 1148, LPCN 1154, and LPCN 1107. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, has received tentative approval from the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. LPCN 1144, an oral prodrug of bioidentical testosterone, recently completed a Phase 2 clinical study demonstrating the potential utility in the treatment of non-cirrhotic NASH. TLANDO XR, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing. In a Phase 2 clinical evaluation when administered as once daily or twice daily TLANDO XR met the typical primary and secondary end points. LPCN 1148 is an oral prodrug of bioidentical testosterone targeted for the treatment of cirrhosis. LPCN 1154 is an oral neuro-steroid targeted for the treatment of post-partum depression. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth and has been granted orphan drug designation by the FDA. LPCN 1154 is an oral neuro-steroid targeted for the treatment of post-partum depression. For more information, please visit www.lipocine.com.

Cautionary and Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding Lipocine’s product candidates and related clinical trials, the timing of TLANDO’s NDA resubmission, timing and completion of additional clinical trials and studies, and our product development efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risk that the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

Contact:

Morgan Brown

Executive Vice President & Chief Financial Officer

(801) 519-4090

mb@lipocine.com

Investors:

Hans Vitzhum

Phone: (617) 430-7578

hans@lifesciadvisors.com